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                                                                     Exhibit 5.1


                                 March 19, 1998

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114

Re: Shares of Common Stock, par value $4.00 per share, of National City Corporation ("National City Common") to be Registered in connection with the Post-Effective Amendment No. 2 (on Form S-8) to Form S-4 Registration Statement

Gentlemen:

        The Law Department acts as counsel to National City Corporation ("National City") and we are delivering this opinion in connection with the Merger (the "Merger") of First of America Bank Corporation ("FOA") with and into National City in accordance with the Agreement and Plan of Merger, dated as of November 30, 1997 (the "Merger Agreement"), by and between FOA and National City.

        We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the National City Common which may be issued will be, when issued, validly issued, fully paid and non-assessable.


We hereby consent to the filing of this opinion as to the Post-Effective Amendment No. 2 (on Form S-8) to Form S-4 Registration Statement by National City to effect registration of the National City Common issued in connection with various stock option plans.

                                        Very truly yours,

                                        /s/ Carlton E. Langer

                                        National City Corporation
                                        Carlton E. Langer
                                        Vice President and Assistant
                                        General Counsel